Exhibit 10.23

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into on and as of the 1stth day of June, 2015 (the “Effective Date”), by and between RLJ Financial LLC, a Delaware limited liability company (“RLJ), with its principal place of business at 3 Bethesda Metro Center, Suite 1000, Bethesda, Maryland 20814 and Elevate Credit Service, LLC (“Elevate”), a Delaware limited liability company with its principal office at 4150 International Plaza, Suite 300, Fort Worth, Texas 76109. RLJ and Elevate are sometimes referred to herein each as a “Party” and together as the “Parties”.

NOW, THEREFORE, the Parties agree as follows:

1. Retention and Description of Services. During the term of this Agreement, RLJ shall perform the services described on Exhibit A (the “Services”) for Elevate and its affiliates and subsidiaries. The Parties agree that RLJ will not procure or provide Elevate with any legal advice.

2. Payment. In exchange for the performance of the Services rendered by RLJ under this Agreement, Elevate agrees to pay RLJ a sum of $300,000 per annum. Elevate will pay this amount in monthly increments of $25,000 within thirty (30) days after the end of each month during the term. RLJ shall be responsible for all costs and expenses incurred in performing the Services; provided, however, that in the event that, from time to time, costs and expenses, materially exceed amounts reasonably anticipated by both Parties at the Effective Date, then the Parties shall meet and discuss, in good faith, whether RLJ should receive an allowance for reimbursement of any costs and expense. If the Parties agree that RLJ should receive such an allowance, then the Parties agree to amend this Agreement accordingly.

3. Term and Termination of Agreement.

(a) RLJ will provide its services to Elevate from the Effective Date through May 31, 2020. Unless either Party provides the other Party with written notice that it does not wish to renew this Agreement at least ninety (90) days prior to the end of the initial term, this Agreement shall automatically renew for an additional term of five (5) years.

(b) Either Party may terminate this Agreement with immediate effect if the other Party breaches this Agreement and does not cure such breach within thirty (30) calendar days after receipt of written notice from the non-breaching Party, which notice shall describe the applicable breach in reasonable detail.

(c) Among other terms which, by their nature may be intended to survive, Sections 3(c), 4(b), 5 and 8 shall survive any termination or expiration of this Agreement.

4. Contractor Status.

(a) RLJ will furnish all Services exclusively as an independent contractor and not as an employee of Elevate or of any of Elevate’s affiliates or subsidiaries. RLJ has no power or authority to act for, represent, or bind Elevate or any of Elevate’s affiliates or subsidiaries in any manner. Neither RLJ nor any of its personnel shall be entitled to any medical coverage, life insurance, participation in Elevate savings plan, or other benefits afforded to Elevate’s employees or employees of any of Elevate’s affiliates or subsidiaries.

(b) RLJ is solely responsible for all taxes and withholdings arising from the compensation paid to it hereunder including, but not limited to, federal and state income taxes. If Elevate or any of its affiliates or subsidiaries is required to pay or withhold any taxes or make any other payment regarding fees payable to RLJ, then RLJ will reimburse Elevate or its affiliate or subsidiary in full for taxes paid, and permit Elevate to make deductions for taxes required to be withheld from any sum due to RLJ.

5. Ownership and Non-Disclosure of Intellectual Property. All proprietary information that either Party supplies to the other shall remain the property of the disclosing Party; however all documents, reports, work product or all other works of authorship created or produced by RLJ in the course of performing the Services shall be deemed to be works made for hire under applicable U.S. copyright law and, accordingly, shall be the exclusive property of Elevate. Neither RLJ nor any of its employees, agent or assigns shall disclose any of the foregoing proprietary information to any third party, other than in the ordinary course of providing Services, unless Elevate directs it in writing to do so. RLJ shall use information or data it obtains from Elevate only to perform the Services.

6. Lobbying Registration and Disclosure. In performing the Services, RLJ will comply with all applicable Federal, state and local laws and regulations including, without limitation, all governmental registration and disclosure requirements regarding its representation of Elevate. Elevate shall reasonably cooperate with RLJ in fulfilling those requirements.

7. Conflicts of Interest. During this Agreement, RLJ’s representation of Elevate requires RLJ to decline to represent any clients whose policy interests conflict with those of Elevate regarding the matters on which Elevate seeks RLJ’s assistance. RLJ will obtain Elevate’s prior written consent before undertaking to represent any other client that has a potential policy conflict.

8. Indemnification. RLJ shall indemnify, hold harmless and defend Elevate harmless from and against any and all suits, claims, damages, demands, liabilities and losses, including reasonable attorney fees and costs (collectively, “Claims”), brought, made or claimed against Elevate, any of its affiliates, any of its subsidiaries, or any of their respective employees, officers, directors, managers, owners, agents, successors or assigns arising out of any improper acts or improper omissions of RLJ or any of its managers, employees or agents in the performance of Services. This indemnification will not apply if Elevate is found by a court of competent jurisdiction to have committed gross negligence or willful misconduct. Furthermore, RLJ shall have no obligations to Elevate under this Section 8 to the extent that any Claims relate to the lawfulness of any of Elevate’s products, procedures, methods of doing business or conduct. Furthermore, to the extent that any Claims are brought against RLJ, through no fault of RLJ, which are covered under the preceding sentence, then Elevate shall indemnify, hold harmless, and defend RLJ under the terms of this Section 8.

9. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and any written or oral agreements heretofore existing between the Parties with respect to the subject matter hereof are expressly canceled. No modification, amendment or waiver of any provision of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by authorized representatives of both Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period of time shall not be construed as a waiver of such right.

10. Assignability. RLJ may not, either directly or by operation of law, assign or transfer this Agreement or any of its rights or responsibilities hereunder or delegate its duties hereunder. Any attempted assignment or delegation without such consent shall be void and without effect.

11. Governing Law. This Agreement is subject to and shall be interpreted according to the laws of the state of Texas without regard to conflicts of law provisions thereof.

12. Signatures. This Agreement may be executed in multiple counterparts, all of which shall be deemed to be one and the same instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

13. Release of Prior Agreement. RLJ and TF Payroll, LLC, an affiliate of Elevate, are parties to an Asset Purchase Agreement, dated as of August 1, 2012 and, thereafter, TF Payroll, LLC changed its name to Think@Work, LLC and then changed again to Elevate@Work, LLC (“E@W”). Elevate, acting on behalf of E@W, and RLJ, each release and waive the other from any further obligations, liabilities, or payments under the Asset Purchase Agreement including, without limitation, any obligation of E@W to make any further earn-out payments to RLJ. Elevate represents that it has the power to release E@W under this Section 13.

14. Notices. All notices to either of the Parties shall be in writing and shall be effective when received.

Notices to RLJ shall be directed as follows:

RLJ Financial, LLC, 3 Bethesda Metro Center, Suite 1000

Bethesda, Maryland 20814

Attention: Robert L. Johnson

Michelle@rljcompanies.com;

With a copy to:

The RLJ Companies, LLC,

3 Bethesda Metro Center, Suite 700

Bethesda, Maryland 20814

Attention: H. Van Sinclair

Van@rljcompanies.com

Notices to Elevate shall be directed as follows:

Elevate Credit Service, LLC

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

Attention: Chief Executive Officer

Facsimile: 817-546-2700

E-Mail: krees@elevate.com

With a copy to:

Coblentz, Patch, Duffy & Bass LLP

One Ferry Building, Suite 200

San Francisco, CA 94111-4213

Telephone: 415-772-5756

Facsimile: 415-989-1663

Attention: Paul J. Tauber

E-Mail: pjt@cpdb.com

All notices shall be sent by US Mail or by a national overnight delivery service, and shall, in addition, also be sent by email to the addresses set forth above, or such other addresses as either of the Parties shall specify to the other, in writing from time to time.

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IN WITNESS WHEREOF, the Parties have caused this Consulting Agreement to be executed by their respective duly authorized representatives as of the Effective Date:

RLJ FINANCIAL, LLC		ELEVATE CREDIT SERVICE, LLC

By:	/s/ H. Van Sinclair	By:	/s/ Kenneth E. Rees
	Name: H. Van Sinclair		Name: Kenneth E. Rees
	Title: President		Title: CEO

Date:	June 9, 2015	Date:	June 9, 2015

EXHIBIT A

Description of Services

RLJ shall assist Elevate with regulatory, legislative and minority lending outreach by performing the following Services pursuant to this Agreement:

1. RLJ shall assist Elevate to develop a strategy for effective interactions with top levels at the CFPB and the FDIC.

2. RLJ shall assist Elevate to develop a strategy for building relationships with influential federal legislators.

3. RLJ shall assist Elevate to increase its outreach to consumer groups and minority advocacy groups to build positive awareness for Elevate’s products.

4. RLJ shall assist Elevate to obtain “No Action” letters for its products from the CFPB as part of its Project Catalyst innovation program.

5. RLJ shall support Elevate’s public relations activities related to the above.

6. RLJ shall report to Elevate reasonably frequently regarding the progress of performance of the Services.

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